Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Margo C. Happer

Director—Investor Relations

and Corporate Communications

802-859-6169

IDX Systems Corporation Files Annual Report on Form 10-K for 2003

– Announces Audited Fourth Quarter Results –

BURLINGTON, Vt., March 15, 2004 – IDX Systems Corporation (NASDAQ: IDXC) today filed its Annual Report on Form 10-K for 2003 with the Securities and Exchange Commission (“SEC”), which contains financial statements audited by its independent auditors, Ernst & Young LLP.

This filing reflects revisions the Company made to its unaudited fourth quarter and annual results announced on February 12, 2004. The results reported in the Company’s 2003 Annual Report on Form 10-K reflect 2003 fourth quarter revenues that have been reduced by approximately $1 million to $107 million, net income that has been reduced by $370,000 to $11.8 million, and earnings per share that have been reduced by $0.01 to $0.38 per fully diluted share. For the twelve months ended December 31, 2003, revenues were reduced from $400.2 million to $399.2 million and earnings per fully diluted share were reduced from $1.95 to $1.94, achieving its 2003 guidance.

These revised results reflect the correction of certain errors discovered during the course of its 2003 audit. The Company’s financial controls were adversely affected by conversion to a Company-wide enterprise resource planning system in the fourth quarter of 2003, and the assignment of Company personnel ordinarily responsible for overseeing such controls to additional special projects. Ernst & Young reported that the Company has significant deficiencies in the design or operation of the Company’s internal controls that resulted in the reduction of revenues by $1 million and the reduction of earnings per share by $0.01.

The Company addressed these conditions with enhanced testing and analysis, and believes that these procedures are adequate to permit reporting of appropriate annual results. The Company describes this matter in greater detail in its Annual Report on Form 10-K for the year ended December 31, 2003.

Based on the adjustments to the 2003 results, IDX is raising its 2004 earnings per share guidance by $0.01 to $0.95—$0.99 per share on revenues of $500 million to $525 million. IDX reiterated 2005 guidance of $600 million to $650 million in revenues and earnings per share of $1.20 to $1.35 for 2005. This guidance assumes no special items in 2004 or 2005.

About IDX

Founded in 1969, IDX Systems Corporation provides information technology solutions to maximize value in the delivery of healthcare, improve the quality of patient service, enhance medical outcomes, and reduce the costs of care. IDX supports these objectives with a broad range of complementary and functionally rich products installed at 3,300 customer sites. Customers include 138,000 physicians who utilize practice management systems to improve patient care and other workflow processes. IDX Systems are installed at approximately:

•	380 Integrated delivery networks (IDNs) representing more than 500 hospitals

•	175 large group practices with more than 200 physicians

•	665 mid-size group practices with less than 200 physicians

The IDX web strategy includes browser technology, e-commerce and web-based tools – built using Internet architecture – that facilitates access for patients, physicians and care providers to vital health information and data managed by the IDX clinical, administrative, financial, and managed care products. IDX has approximately 2,100 full-time employees.

This press release contains forward-looking statements about IDX Systems Corporation that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are difficulties in implementing new financial systems and related internal controls, uncertainties or difficulties in developing new services and systems, difficulties in implementing systems including Carecast, Imagecast, Flowcast and Groupcast, including the systems to be implemented for the UK National Health Service, possible deferral, delay or cancellation by customers of computer system or service purchase decisions, possible delay of system installations and service implementations, development by competitors of new or superior technologies, changing economic, political and regulatory influences on the healthcare industry, possible disruptions in the national economy caused by terrorist activities and foreign conflicts, changes in product pricing policies, governmental regulation of IDX’s software and operations, the possibility of product-related liabilities, and factors detailed in its Annual Report on Form 10-K for the year ended December 31, 2003 and, from time to time, in IDX’s periodic reports and registration statements filed with the SEC, which important factors are incorporated herein by reference. IDX undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.

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